Exhibit 99.h.3.iii

AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment (the “Amendment”) to the Transfer Agency and Service Agreement is made as of November 5, 2015 by and between Mercer Funds (the “Trust”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Transfer Agent”).

WHEREAS, Trust and the Transfer Agent entered into a Transfer Agency and Service Agreement dated as of June 7, 2012 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Transfer Agent and the Trust desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment

(a)	The following is added as Section 1.3(v) of the Agreement:

E-delivery Services. Upon the request of the Trust, the Transfer Agent shall provide Shareholders with copies of their account statements and transaction confirmations electronically rather than through the U.S. mail (the “e-Delivery Services”). The parties agree to the services and terms as stated in the attached schedule (“Schedule 1.3(v)” entitled “e-Delivery Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.3(v), the Trust agrees to pay the Transfer Agent such fees and expenses associated with such additional services as mutually agreed in writing from time to time.

(b)	The attached Exhibit 1 is added as Schedule 1.3(v) of the Agreement.

2.	Miscellaneous

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	Schedule A annexed hereto shall replace in its entirety any prior Schedule A.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

MERCER Funds

By:	/s/ Manuel Weiss
Name:	Manuel Weiss1
Title:	Vice President
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Amendment to TRANSFER AGENCY AND SERVICE AGREEMENT

Exhibit 1

Schedule 1.3(v)

e-Delivery Services

Dated: ________, 2015

1.	e-Delivery Services

1.1	As directed by the Funds and subject to the terms of this Schedule 1.3(v), State Street agrees to provide Shareholders with electronic access to such Shareholder’s account balance and transaction history information (the “e-Delivery Services”).

1.2	State Street will provide the e-Delivery Services through a third party service provider retained by State Street (“Vendor”).

(a)	State Street’s Vendor at the inception of this Agreement shall be DST Output East LLC (“DSTO”) pursuant to a “Services Agreement” between State Street and DSTO dated as of July 14, 2004, as amended, modified or supplemented from time to time (“DSTO Agreement”). The DSTO Agreement provides for (i) data protection provisions substantially similar to the data protection provisions set forth in Section 15.4 of the Agreement and (ii) confidentiality provisions substantially similar to the confidentiality provisions set forth in Sections 10.1 and 10.2 of the Agreement. In the event the DSTO Agreement shall terminate for any reason, State Street agrees to provide prompt notice to the Funds of any such termination and State Street agrees to act reasonably and promptly to retain a replacement Vendor. Until such replacement Vendor has been retained by State Street and is operational, the e-Delivery Services shall be suspended. If a replacement Vendor cannot be identified or retained, the e-Delivery Services and this Schedule shall terminate.

(b)	The e-Delivery Services terms and conditions of use as published from time to time on the electronic access web site, security and encryption requirements, format, content and specific Shareholder information to be provided will be as agreed to by the Funds and the Shareholders, as applicable, and acceptable to the Vendor. If, in connection with the e-Delivery Services, Shareholder access to or use of such e-Delivery Services requires Shareholder or user to “accept” various terms and conditions, State Street acknowledges that such terms and conditions are “accepted” by Shareholder or user or their designee in order to access or use the e-Delivery Services and shall not be deemed to be “accepted” by the Funds.

(c)	Each Fund represents and warrants that any Shareholder account, transaction and other information provided by the Funds to State Street and/or the Vendor (either directly or through State Street) (i) will not infringe or violate the rights of any third
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party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) will not be defamatory or obscene and (iii) will not violate any other applicable law.

(d)	In the event that (A) State Street or the Vendor believes in good faith that a Fund or Shareholder has provided Shareholder information that (i) infringes or violates the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) is defamatory or obscene, or (iii) violates any other applicable law; then (B) State Street or the Vendor shall have the right, but not the obligation, to delete or destroy information relating to such breach and State Street and the Vendor may suspend e-Delivery Services with respect to such Shareholder immediately. Upon any event which may cause State Street to suspend e-Delivery Services as described in this Section 1.2(d), if reasonably practicable, State Street will provide notice to the Funds thirty (30) business days prior to such suspension; provided, however, that if such Fund takes such action as may be requested by State Street to eliminate such event, State Street shall not suspend its provision of e-Delivery Services, or, if its provision of e-Delivery Services has been suspended, shall reinstate the provision of e-Delivery Services hereunder.

1.3	State Street agrees that any Shareholder information received by State Street in connection with the E-Delivery Services is and shall remain the property of the Fund and if not previously provided to the Funds, will be returned to the Funds by State Street following any termination of the E-Delivery Services by the Trust, subject to record-keeping requirements to which State Street may be subject by law. State Street shall have no responsibility, obligation or liability with respect to any Shareholder information or other information transmitted to the Vendor by any person or entity other than State Street.

1.4	Neither State Street nor the Vendor shall be obligated to file any forms or information with any regulator, or enter into any agreement with the Shareholders or other persons, in connection with the E-Delivery Services.

1.5	For purposes of the E-Delivery Services, except as otherwise expressly stated in this Schedule, State Street makes no representation or warranty, either express or implied, concerning the Shareholder information or any other information, E-Delivery Services, reports or analysis provided hereunder or by any third party. The provisions of this Section 1.5 shall survive the termination of the Agreement.

2.	Acknowledgments

2.1	Each Fund acknowledges and agrees that:

(a)	State Street is agreeing to provide the E-Delivery Services, and is not undertaking and shall not be responsible for any aspect of compliance with applicable rules or regulations by the Funds; and
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(b)	State Street’s provision of E-Delivery Services hereunder is dependent upon the receipt by State Street of information, products and E-Delivery Services from third parties, including without limitation, the Vendor. The provisions of this Section 2 shall survive the termination of the Agreement.

3.	Cooperation; Reliance on Information

3.1	Each Fund acknowledges and understands that State Street’s ability to provide the E-Delivery Services under the terms and conditions set forth in this Schedule is contingent upon ongoing cooperation between the Funds and State Street. The Funds shall act in good faith to cooperate with State Street, to enable or assist State Street in performing any of the E-Delivery Services. State Street shall act in good faith to cooperate with the Funds in performing the E-Delivery Services.

3.2	In the course of discharging its duties hereunder and subject to Section 3.3, State Street may act in reasonable reliance on the data and information provided to it by or on behalf of a Fund or by any persons authorized by a Fund including, without limitation, any Shareholder.

3.3	Except as expressly stated otherwise in this Schedule1.3(v), State Street shall have no responsibility for, or duty to review, verify or otherwise perform any investigation as to the completeness, accuracy or sufficiency of any data or information provided by a Fund, any persons authorized by such Fund including, without limitation, any Shareholder, and shall be without liability for any losses or damages suffered or incurred by any person as a result of State Street having relied upon and used such information in good faith.

3.4	The provisions of this Section 3 shall survive the termination of the Agreement.

4.	E-Delivery Services - Intellectual Property

4.1	Each Fund acknowledges and agrees that all hardware, applications, databases, security, software, systems, interfaces, and technology of all types (“Technology”) used by State Street, the Shareholders, the Vendor and any other third party service provider to comply with or provide E-Delivery Services under this Schedule 1.3(v) are and shall remain the property of such party. No Fund or Shareholder shall itself, or permit any third party or device to, (i) reproduce, modify or create derivative or other works of the Technology or any part thereof; (ii) license, distribute, disclose, rent, lease, grant a security interest in, or otherwise transfer the Technology to any third party, in whole or in part, standalone or in combination with any other product; (iii) reverse engineer, disassemble, decompile or otherwise attempt to derive the source code of any Technology or use the Technology to develop, enhance or modify products or systems that compete with State Street, the Vendor, any Shareholder or other third party or that are intended for commercial distribution; (iv) knowingly take any action that jeopardizes the proprietary rights of others in the Technology; (v) alter, obscure or delete any copyright notices and trademarks contained in the Technology; or (vi) distribute the Technology on a standalone basis or for standalone use.
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4.2	State Street represents and warrants to the best of its knowledge as of the date of this Schedule that: (i) its Vendor owns or has a valid right to provide the E-Delivery Services; (ii) the E-Delivery Services do not infringe on any third party intellectual property rights; and (iii) that its Vendor has the right to provide and are providing the E-Delivery Services to State Street for use by the Funds hereunder.
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TRANSFER AGENCY AND SERVICE AGREEMENT

SCHEDULE A

List of Funds

(as of _______, 2015)

Mercer US Large Cap Growth Equity Fund

Mercer US Large Cap Value Equity Fund

Mercer US Small/Mid Cap Growth Equity Fund

Mercer US Small/Mid Cap Value Equity Fund

Mercer Non-US Core Equity Fund

Mercer Core Fixed Income Fund

Mercer Emerging Markets Equity Fund

Mercer Global Low Volatility Equity Fund

Mercer Opportunistic Fixed Income Fund

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